EXHIBIT 10.55

THE PNC FINANCIAL SERVICES GROUP, INC.

2006 INCENTIVE AWARD PLAN

* * *

CASH-PAYABLE INCENTIVE PERFORMANCE UNITS

AWARD AGREEMENT

This Agreement, together with any appendices or other attachments referenced in and attached to this Agreement (collectively, the “Agreement”), sets forth the terms and conditions of your incentive performance-based share unit award made pursuant to The PNC Financial Services Group, Inc. 2006 Incentive Award Plan, as amended and any sub-plans thereto (the “Plan”).

Appendix A to the Agreement sets forth additional terms and conditions of the Award, including restrictive covenant provisions. Appendix B to the Agreement sets forth certain definitions applicable to the Agreement generally. Appendix C to the Agreement sets forth the performance-based vesting conditions applicable to the Award and certain related definitions. Capitalized terms not otherwise defined in the body of this Agreement have the meaning ascribed to such terms in the Plan or Appendices A, B or C.

PNC and the Grantee named below (referenced in this Agreement as “you” or “your”) agree as follows:

Subject to your timely acceptance of this Agreement (as described in Section A below), PNC grants to you the Award set forth below, subject to the terms and conditions of the Plan and this Agreement.

A.	GRANT AND ACCEPTANCE OF IPUs

	GRANTEE:	[Name]

	GRANT DATE:	February 11, 2016

	AWARD:	Incentive performance-based share units (“IPUs”), each representing a right to receive the cash value of one Share. This Award does not include any related dividend equivalents.

	TARGET:	[# Shares] IPUs

	PERFORMANCE PERIOD:	January 1, 2016—December 31, 2018 (other than limited exceptions in the event of death or a Change of Control, as described in Appendix C).

	AWARD ACCEPTANCE; EFFECTIVE DATE	You must accept this Award by delivering an executed unaltered copy of this Agreement to PNC within 30 days of your receipt of this Agreement. Upon such execution and delivery of this Agreement by both you and PNC, this Agreement is effective as of the Grant Date (the “Effective Date”). If you do not properly accept this Award, PNC may, in its sole discretion, cancel the Award at any time thereafter.

B.	VESTING REQUIREMENTS

B.1	An Award becomes vested upon satisfaction of both the service-based vesting requirements and the performance-based vesting requirements set forth below.

	SERVICE-BASED VESTING REQUIREMENTS:	Except as otherwise provided in this Agreement, you must remain continuously employed through and including the Final Award Date (as defined in Appendix B) or such earlier date as prescribed by Section B.2 below.

	PERFORMANCE-BASED VESTING REQUIREMENTS:	Provided the service-based vesting requirements have been met, the Award will vest on the applicable Final Award Date upon the achievement of the performance goals set forth in Appendix C to this Agreement.

B.2	EFFECT OF TERMINATION OF EMPLOYMENT PRIOR TO THE FINAL AWARD DATE ON VESTING REQUIREMENTS

	RETIREMENT:	Notwithstanding anything to the contrary in this Agreement, if your employment with PNC is terminated due to your Retirement, and not for Cause, then the service-based vesting requirements of the Award will be satisfied as of your Termination Date, but the Award will not vest until the Final Award Date, subject to satisfaction of the performance-based vesting requirements and your continued compliance with the terms and conditions of this Agreement.

	DISABILITY:	Notwithstanding anything to the contrary in this Agreement, if your employment with PNC is terminated by PNC due to your Disability, and not for Cause, then the service-based vesting requirements of the Award will be satisfied as of your Termination Date, but the Award will not vest until the Final Award Date, subject to satisfaction of the performance-based vesting requirements and your continued compliance with the terms and conditions of this Agreement.

	DEATH:	Notwithstanding anything to the contrary in this Agreement, if your employment with PNC ceases by reason of your death, or if you die after a termination of employment with PNC due to Disability or Retirement or following an Anticipatory Termination, but prior to the Final Award Date, then the service-based requirements of the Award will be satisfied as of your date of death, and the performance-based vesting requirements will be satisfied as further described in Appendix C.

	ANTICIPATORY TERMINATION:	Notwithstanding anything to the contrary in this Agreement, if your termination of employment with PNC is an Anticipatory Termination, then the service-based vesting requirements of the Award will be satisfied as of the Termination Date, but the Award will not vest until the Final Award Date, subject to satisfaction of the performance-based vesting requirements and your continued compliance with the terms of this Agreement.

TERMINATION FOLLOWING A CHANGE OF CONTROL:

Notwithstanding anything to the contrary in this Agreement, if you have been continuously employed by PNC, including any successor entity, through the date of a Change of Control, and your employment with PNC is terminated following such Change of Control (but prior to the Final Award Date):

(a)    by PNC other than for Misconduct,

(b)    by you for Good Reason, or

(c)    for any reason (other than for Misconduct) on or after the first business day of the calendar year following the end of the Performance Period,

(each, a “Qualifying Termination”), then the service-based requirements of the Award will be satisfied as of your Termination Date, and the performance-based vesting requirements will be satisfied as further described in Appendix C.

For the avoidance of doubt, upon the occurrence of a Change of Control, the Award will not become vested until the service-based vesting requirements are satisfied, either as set forth in Section B.1. or as a result of your Retirement, your termination of employment by reason of death or Disability, or the occurrence of a Qualifying Termination.

C.	FORFEITURE

C.1	FORFEITURE UPON FAILURE TO MEET SERVICE-BASED VESTING REQUIREMENTS:	Except as otherwise provided in Section B.2 above, if you cease to be an employee of PNC prior to an applicable Final Award Date, you will not have satisfied the service-based vesting requirements and the outstanding unvested portion of the Award will be forfeited and cancelled without payment of any consideration by PNC as of your Termination Date. Upon such forfeiture or cancellation, neither you nor your successors, heirs, assigns or legal representatives will have any further rights or interest in the Award under the Agreement.

C.2.	FORFEITURE IN CONNECTION WITH DETRIMENTAL CONDUCT:

At any time prior to the date that the Award has become vested, to the extent that PNC (acting through a PNC Designated Person) determines in its sole discretion (a) that you have engaged in Detrimental Conduct and (b) to forfeit and cancel (without payment of any consideration by PNC) all or a specified portion of the outstanding unvested Award as a result of such determination, then such portion will be forfeited and cancelled effective as of the date of such determination.

Upon such determination, neither you nor your successors, heirs, assigns or legal representatives will have any further rights or interest in the Award under the Agreement.

C.3.	FORFEITURE UPON FAILURE TO SATISFY PERFORMANCE CONDITIONS	If the Overall Performance Factor (as defined in Appendix C) is determined by the Committee to be 0.00%, the Award will be forfeited and cancelled without payment of any consideration by PNC as of the date of such determination. Upon such forfeiture or cancellation, neither you nor your successors, heirs, assigns or legal representatives will have any further rights or interest in the portion of the Award that relates to the Award under the Agreement.

D.	PAYMENT OF THE AWARD

D.1	PAYMENT TIMING	Except as otherwise provided below, vested Payout Share Units that remain outstanding will be settled as soon as practicable following the applicable Final Award Date (and no later than (x) in the event of your death, December 31st following the year of death or (y) March 15th following the year the Award vests).

D.2	FORM OF PAYMENT; AMOUNT

(a) Payment Generally.

Except as provided in subsection (b) below, vested Payout Share Units will be settled at the time set forth in Section D.1 by payment to you of cash in an amount equal to the number of whole Shares equal to the number of Payout Share Units, multiplied by the then current Fair Market Value of a share of Common Stock on the Final Award Date, less the payment of any applicable withholding taxes pursuant to Section 6 of Appendix A.

(b) Payment On or After a Change of Control.

Upon vesting on or after a Change of Control, vested Payout Share Units will be settled at the time set forth in Section D.1 by payment to you of cash in an amount equal to that number of whole Shares equal to the number of vested Payout Share Units, multiplied by the then current Fair Market Value of a share of Common Stock on the date of the Change of Control (subject to any applicable adjustment pursuant to Section 2 of Appendix A), less the payment of any applicable withholding taxes pursuant to Section 6 of Appendix A.

No interest will be paid with respect to any such payments made pursuant to this Section D.

E.	RESTRICTIVE COVENANTS	Upon your acceptance of this Award, you shall become subject to the restrictive covenant provisions set forth in Section 1 of Appendix A.

F.	CLAWBACK

The Award, and any right to receive and retain any Shares (if applicable), cash or other value pursuant to the Award, is subject to rescission, cancellation or recoupment, in whole or in part, if and to the extent so provided under PNC’s Incentive Compensation Adjustment and Clawback Policy, as in effect from time to time with respect to the Award, or any other applicable clawback, adjustment or similar policy in effect on or established after the Grant Date and to any clawback or recoupment that may be required by applicable law or regulation.

By accepting this Award, you agree that you are obligated to provide all assistance necessary to PNC to recover or recoup the Shares, cash or other value pursuant to the Award which are subject to recovery or recoupment pursuant to applicable law, government regulation, stock exchange listing requirement or PNC policy. Such assistance shall include completing any documentation necessary to recover or recoup the Shares, cash or other value pursuant to the Award from any accounts you maintain with PNC or any pending or future compensation.

A copy of PNC’s Incentive Compensation Adjustment and Clawback Policy is included in the materials distributed to you with this Agreement.

THE PNC FINANCIAL SERVICES GROUP, INC.

2006 INCENTIVE AWARD PLAN

CASH-PAYABLE INCENTIVE PERFORMANCE UNITS

AWARD AGREEMENT

APPENDIX A

ADDITIONAL PROVISIONS

1. Restrictive Covenants. You and PNC acknowledge and agree that you have received adequate consideration with respect to enforcement of the provisions of this Section 1 by virtue of accepting this Award (regardless of whether the Award or any portion thereof is ultimately settled and paid to you); that such provisions are reasonable and properly required for the adequate protection of the business of PNC and its subsidiaries; and that enforcement of such provisions will not prevent you from earning a living.

(a) Non-Solicitation; No-Hire. You agree to comply with the provisions of this Section 1(a) during the period of your employment with PNC and the 12-month period following your Termination Date, regardless of the reason for such termination of employment, as follows:

i. Non-Solicitation. You will not, directly or indirectly, either for your own benefit or purpose or for the benefit or purpose of any Person other than PNC, solicit, call on, do business with, or actively interfere with PNC’s relationship with, or attempt to divert or entice away, any Person that you should reasonably know (A) is a customer of PNC for which PNC provides any services as of your Termination Date, or (B) was a customer of PNC for which PNC provided any services at any time during the 12 months preceding your Termination Date, or (C) was, as of your Termination Date, considering retention of PNC to provide any services.

ii. No-Hire. You will not, directly or indirectly, either for your own benefit or purpose or for the benefit or purpose of any Person other than PNC, employ or offer to employ, call on, or actively interfere with PNC’s relationship with, or attempt to divert or entice away, any employee of PNC. You also will not assist any other Person in such activities.

Notwithstanding Section 1(a)(i) and Section 1(a)(ii) above, if your termination of employment with PNC is an Anticipatory Termination, then commencing immediately after your Termination Date, the provisions of Section 1(a)(i) and Section 1(a)(ii) will no longer apply and will be replaced with the following provision:

“No-Hire. You agree that you will not, for a period of one year after your Termination Date, employ or offer to employ, solicit, actively interfere with PNC or any PNC affiliate’s relationship with, or attempt to divert or entice away, any officer of PNC or any affiliate of PNC.”

(b) Confidentiality. During your employment with PNC and thereafter regardless of the reason for termination of such employment, you will not disclose or use in any way any confidential business or technical information or trade secret acquired in the course of such employment, all of which is the exclusive and valuable property of PNC whether or not conceived of or prepared by you, other than (i) information generally known in PNC’s industry or acquired from public sources, (ii) as required in the course of employment by PNC, (iii) as required by any court, supervisory authority, administrative agency or applicable law, or (iv) with the prior written consent of PNC.

(c) Ownership of Inventions. You will promptly and fully disclose to PNC any and all inventions, discoveries, improvements, ideas or other works of inventorship or authorship, whether or not patentable, that have been or will be conceived and/or reduced to practice by you during the term of your employment with PNC, whether alone or with others, and that are (i) related directly or indirectly to the business or activities of PNC or (ii) developed with the use of any time, material, facilities or other resources of PNC (“Developments”). You agree to assign and hereby do assign to PNC or its designee all of your right, title and interest, including copyrights and patent rights, in and to all Developments. You will perform all actions and execute all instruments that PNC or any subsidiary will deem necessary to protect or record PNC’s or its designee’s interests in the Developments. The obligations of this Section 1(c) will be performed by you without further compensation and will continue beyond your Termination Date.

(d) Enforcement Provisions. You understand and agree to the following provisions regarding enforcement of Section 1 of this Agreement:

i. Equitable Remedies. A breach of the provisions of Sections 1(a)—1(c) will cause PNC irreparable harm, and PNC will therefore be entitled to seek issuance of immediate, as well as permanent, injunctive relief restraining you, and each and every person and entity acting in concert or participating with you, from initiation and/or continuation of such breach.

ii. Tolling Period. If it becomes necessary or desirable for PNC to seek compliance with the provisions of Section 1(a) by legal proceedings, the period during which you will comply with said provisions will extend for a period of 12 months from the date PNC institutes legal proceedings for injunctive or other relief.

iii. Severability. The restrictions and obligations imposed by Sections 1(a)—1(c) above, Section 1(d)(v)(Waiver of Jury Trial) below and Section 8(b)(Governing Law and Jurisdiction) below are separate and severable, and it is the intent of both parties that if any restriction or obligation imposed by any of these provisions is deemed by a court of competent jurisdiction to be void for any reason whatsoever, the remaining provisions, restrictions and obligations will remain valid and binding upon you.

iv. Reform. If any of Sections 1(a)—1(c) are determined by a court of competent jurisdiction to be unenforceable because unreasonable either as to length of time or area to which the restriction applies, it is the intent of both parties that the court reduce and reform the restriction so as to apply the greatest limitations considered enforceable by the court.

v. Waiver of Jury Trial. Each of you and PNC hereby waives any right to trial by jury with regard to any suit, action or proceeding under or in connection with any of Sections 1(a)—1(c).

2. Capital Adjustments.

(a) Except as otherwise provided in Section 2(b), if applicable, if any corporate transactions such as stock dividends, stock splits, spin-offs, split offs, recapitalizations, mergers, consolidations or reorganizations of or by PNC (each a “Corporate Transaction”) occur prior to the time, if any, that outstanding vested IPUs are settled and paid, the Committee or its delegate shall make those adjustments, if any, in the number, class or kind of IPUs then outstanding under the Award that it deems appropriate in its discretion to reflect the Corporate Transaction such that your rights are neither enlarged nor diminished as a result of such Corporate Transaction, including without limitation (i) measuring the value per share unit of any share-denominated award amount authorized for payment to you by reference to the per share value of the consideration payable to a holder of Common Stock in connection with such Corporate Transaction and (ii) with respect to stock-payable IPUs only, authorizing payment of the entire value of any award amount authorized for payment to you to be paid in cash at the applicable time specified in this Agreement. All determinations hereunder will be made by the Committee or its delegate in its sole discretion and will be final, binding and conclusive for all purposes on all parties, including you.

(b) Upon the occurrence of a Change of Control, (i) the number, class and kind of IPUs then outstanding under the Award will automatically be adjusted to reflect the same changes as are made to outstanding shares of Common Stock generally, (ii) the value per share unit of any share-denominated award amount will be measured by reference to the per share value of the consideration payable to a holder of Common Stock in connection with such Corporate Transaction or Transactions if applicable, and (iii) with respect to stock-payable IPUs only, if the effect of the Corporate Transaction or Transactions on a holder of Common Stock is to convert that shareholder’s holdings into consideration that does not consist solely (other than as to a minimal amount) of shares of Common Stock, then the entire value of any payment to be made to you will be made solely in cash at the applicable time specified in this Agreement.

3. Fractional Interest. If the outstanding vested IPUs being settled include a fractional interest, such fractional interest will be eliminated by rounding down to the nearest whole share unit.

4. No Rights as a Shareholder. You will have no rights as a shareholder of PNC by virtue of this Award.

5. Transfer Restrictions.

(a) The Award may not be sold, assigned, transferred, exchanged, pledged, or otherwise alienated or hypothecated.

(b) If you are deceased at the time any outstanding vested IPUs are settled and paid out in accordance with the terms of this Agreement, such delivery of Shares, cash payment or other payment (as applicable) shall be made to the executor or administrator of your estate or to your other legal representative or, as permitted under the election procedures of the Plan’s third-party administrator, to your designated beneficiary, in each case, as determined in good faith by PNC. Any delivery of Shares, cash payment or other payment made in good faith by PNC to your executor, other legal representative or permissible designated beneficiary, or retained by PNC for taxes pursuant to Section 6 of this Appendix A, shall extinguish all right to payment hereunder.

(c) Applicable Laws. Notwithstanding anything in this Agreement, PNC will not be required to comply with any term, covenant or condition of this Agreement if and to the extent prohibited by law, including but not limited to Federal banking and securities regulations, or as otherwise directed by one or more regulatory agencies having jurisdiction over PNC.

6. Withholding Taxes.

(a) You shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes), penalties and interest that you incur in connection hereunder. PNC will, at the time any withholding tax obligation arises in connection herewith, retain an amount sufficient to satisfy the minimum amount of taxes then required to be withheld by PNC in connection therewith from amounts then payable hereunder to you.

(b) If any such withholding is required prior to the time amounts are payable to you hereunder or if such amounts are not sufficient to satisfy such obligation in full, the withholding will be taken from other compensation then payable to you or as otherwise determined by PNC.

(c) PNC will withhold cash from any amounts then payable to you hereunder that are settled in cash. Unless the Committee or PNC Designated Person determines otherwise, with respect to stock-payable IPUs only, PNC will retain whole Shares from any amounts then payable to you hereunder (or pursuant to any other IPUs previously awarded to you under the Plan) in the form of Shares. For purposes of this Section 6(c), Shares retained to satisfy applicable withholding tax requirements will be valued at their Fair Market Value on the date the tax withholding obligation arises (as such date is determined by PNC).

7. Employment. Neither the granting of the Award nor any payment with respect to such Award authorized hereunder nor any term or provision of this Agreement shall constitute or be evidence of any understanding, expressed or implied, on the part of PNC to employ you for any period or in any way alter your status as an employee at will.

8. Miscellaneous.

(a) Subject to the Plan and Interpretations. In all respects the Award and this Agreement are subject to the terms and conditions of the Plan, which has been made available to you and is incorporated herein by reference. The terms of the Plan will not be considered an enlargement of any benefits under this Agreement. If the Plan and this Agreement conflict, the provisions of the Plan will govern. Interpretations of the Plan and this Agreement by the Committee are binding on you and PNC.

(b) Governing Law and Jurisdiction. This Agreement is governed by and construed under the laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws provisions. Any dispute or claim arising out of or relating to this Agreement or claim of breach hereof will be brought exclusively in the Federal court for the Western District of Pennsylvania or in the Court of Common Pleas of Allegheny County, Pennsylvania. By execution of this Agreement, you and PNC hereby consent to the exclusive jurisdiction of such courts, and waive any right to challenge jurisdiction or venue in such courts with regard to any suit, action, or proceeding under or in connection with this Agreement.

(c) Headings; Entire Agreement. Headings used in this Agreement are provided for reference and convenience only, are not considered part of this Agreement, and will not be employed in the construction of this Agreement. This Agreement, including any appendices or exhibits attached hereto, constitutes the entire agreement between you and PNC with respect to the subject matters addressed herein, and supersedes all other discussions, negotiations, correspondence, representations, understandings and agreements between the parties concerning the subject matters hereof.

(d) Modification. Modifications or adjustments to the terms of this Agreement may be made by PNC as permitted in accordance with the Plan or as provided for in this Agreement. No other modification of the terms of this Agreement will be effective unless embodied in a separate, subsequent writing signed by you and by an authorized representative of PNC.

(e) No Waiver. Failure of PNC to demand strict compliance with any of the terms, covenants or conditions of this Agreement will not be deemed a waiver of such term, covenant or condition, nor will any waiver or relinquishment of any such term, covenant or condition on any occasion or on multiple occasions be deemed a waiver or relinquishment of such term, covenant or condition.

(f) Severability. The restrictions and obligations imposed by this Agreement are separate and severable, and it is the intent of both parties that if any restriction or obligation imposed by any of these provisions is deemed by a court of competent jurisdiction to be void for any reason whatsoever, the remaining provisions, restrictions and obligations will remain valid and binding upon you.

(g) Compliance with Section 409A of the Internal Revenue Code. It is the intention of the parties that the Award and the Agreement comply with the provisions of Section 409A of the Internal Revenue Code to the extent, if any, that such provisions are applicable to the Award and the Agreement, and the Agreement will be administered in a manner consistent with this intent, including as set forth in Section 21 of the Plan. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), your right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment.

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THE PNC FINANCIAL SERVICES GROUP, INC.

2006 INCENTIVE AWARD PLAN

CASH-PAYABLE INCENTIVE PERFORMANCE UNITS

AWARD AGREEMENT

APPENDIX B

DEFINITIONS

Certain Definitions. Except as otherwise provided, the following definitions apply for purposes of the Agreement.

“Anticipatory Termination” means a termination of employment where PNC terminates your employment with PNC (other than for Misconduct or Disability) prior to the date on which a Change of Control occurs, and you reasonably demonstrated that such termination of employment (i) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or in anticipation of a Change of Control.

“Cause” means (a) your willful and continued failure to substantially perform your duties with PNC (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to you by PNC that specifically identifies the manner in which it is believed that you have not substantially performed your duties; (b) your material breach of (1) any code of conduct of PNC that is applicable to you or (2) other written policy of PNC that is applicable to you, in either case required by law or established to maintain compliance with applicable law; (c) any act of fraud, misappropriation, material dishonesty, or embezzlement by you against PNC or any client or customer of PNC; (d) your conviction (including a plea of guilty or of nolo contendere) for, or entry into a pre-trial disposition with respect to, the commission of a felony; or (e) entry of any order against you by any governmental body having regulatory authority with respect to the business of PNC that relates to or arises out of your employment or other service relationship with PNC.

The cessation of your employment with PNC will be deemed to have been a termination of your employment for Cause for purposes of the Agreement only if and when PNC, by PNC’s CEO or his or her designee (or, if you are the CEO, the Board, or if you are another “officer” of PNC, as defined in Section 16 of the Exchange Act (and the rules thereunder), the Board or the Committee), determines that you are guilty of conduct described in clause (a), (b) or (c) above or that an event described in clause (d) or (e) above has occurred with respect to you and, if so, determines that the termination of your employment with PNC will be deemed to have been for Cause.

“CEO” means the chief executive officer of PNC.

i

“Change of Control” means:

(a) Any Person becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then-outstanding shares of Common Stock (the “Outstanding PNC Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of PNC entitled to vote generally in the election of directors (the “Outstanding PNC Voting Securities”). The following acquisitions will not constitute a Change of Control for purposes of this definition: (1) any acquisition directly from PNC, (2) any acquisition by PNC, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by PNC or any company controlled by, controlling or under common control with PNC (an “Affiliated Company”), (4) any acquisition pursuant to an Excluded Combination (as defined below) or (5) an acquisition of beneficial ownership representing between 20% and 40%, inclusive, of the Outstanding PNC Voting Securities or Outstanding PNC Common Stock if the Incumbent Board (as defined below) as of immediately prior to any such acquisition approves such acquisition either prior to or immediately after its occurrence;

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied). For purposes of this definition, any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the shareholders of PNC, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving PNC or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of PNC, or the acquisition of assets or stock of another entity by PNC or any of its subsidiaries (each, a “Business Combination”). A transaction otherwise meeting the definition of Business Combination will not be treated as a Change of Control if following completion of the transaction all or substantially all of the beneficial owners of the Outstanding PNC Common Stock and the Outstanding PNC Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of Common Stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns PNC or all or substantially all of PNC’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding PNC Common Stock and the Outstanding PNC Voting Securities, as the case may be (such a Business Combination, an “Excluded Combination”); or

(d) Approval by the shareholders of PNC of a complete liquidation or dissolution of PNC.

“Competitive Activity” means any participation in, employment by, ownership of any equity interest exceeding one percent in, or promotion or organization of, any Person other than PNC (1) engaged in business activities similar to some or all of the business activities of PNC during your employment or (2) engaged in business activities that you know PNC intends to enter within the next 12 months (or, if after your Termination Date, within the first 12 months after your Termination Date), in either case whether you are acting as agent, consultant, independent contractor, employee, officer, director, investor, partner, shareholder, proprietor or in any other individual or representative capacity therein. For purposes of Competitive Activity as defined herein (and as such similar term is defined in any equity-based award agreement held by you), the term “subsidiary” will not include any company in which PNC holds an interest pursuant to its merchant banking authority.

“Detrimental Conduct” means:

(a) You have engaged in, without the prior written consent of PNC (with consent to be given or withheld at PNC’s sole discretion), in any Competitive Activity in the Restricted Territory at any time during the period of your employment with PNC and the 12-month period following your Termination Date;

(b) any act of fraud, misappropriation, or embezzlement by you against PNC or one of its subsidiaries or any client or customer of PNC or one of its subsidiaries; or

(c) you are convicted (including a plea of guilty or of nolo contendere) of, or you enter into a pre-trial disposition with respect to, the commission of a felony that relates to or arises out of your employment or other service relationship with PNC.

You will be deemed to have engaged in Detrimental Conduct for purposes of the Agreement only if and when the Committee or other PNC Designated Person determines that you have engaged in conduct described in clause (a) or clause (b) above or that an event described in clause (c) above has occurred with respect to you. Detrimental Conduct will not apply to conduct by or activities of successors to the Award by will or the laws of descent and distribution in the event of your death.

No determination that you have engaged in Detrimental Conduct may be made (x) on or after your Termination Date if your termination of employment was an Anticipatory Termination or (y) between the time PNC enters into an agreement providing for a Change of Control and the time such agreement either terminates or results in a Change of Control.

“Disabled” or “Disability” means that you either (i) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving (and have received for at least three months) income replacement benefits under any PNC-sponsored disability benefit plan. If you have been determined to be eligible for U.S. Social Security disability benefits, you will be presumed to be Disabled as defined herein.

“Effective Date” has the meaning set forth in Section A of the Agreement.

“Fair Market Value” as it relates to a share of Common Stock as of any given date means (a) the reported closing price on the New York Stock Exchange (or such successor reporting system as PNC may select) for a share of Common Stock on such date, or, if no Common Stock trades have been reported on such exchange for that day, such closing price on the preceding day for which there were reported trades or, if the Committee has so acted, (b) fair market value as determined using such other reasonable method adopted by the Committee in good faith for such purpose that uses actual transactions in PNC common stock as reported by a national securities exchange or the Nasdaq National Market, provided that such method is consistently applied. When determining Fair Market Value under this Award or any currently outstanding award under the Plan you hold, the Fair Market Value will be rounded to the nearest cent.

“Final Award Date” means (a) the date on which the Committee makes its determination as to the size of the payout of a Final Award (defined in Appendix C), if any, following the end of the Performance Period, (b) in the event of your death prior to the last calendar year of the Performance Period, the date on which the Committee makes its determination as to the size of the payout of a Final Award, if any, following the calendar year of your death, or (c) if a Change of Control has occurred prior to the date described in (a) and a Final Award has been authorized, the date upon which the service requirements are satisfied.

“Good Reason” means the definition of Good Reason contained in the Change of Control Employment Agreement between you and PNC or any substitute employment agreement entered into between you and PNC then in effect or, if none, the occurrence of any of the following events without your consent:

(a) the assignment to of any duties to you inconsistent in any material respect with your position (including status, offices, titles and reporting requirements), or any other material diminution in such position, authority, duties or responsibilities;

(b) any material reduction in your rate of base salary or the amount of your annual bonus opportunity (or, if less, the bonus opportunity established for the PNC’s similarly situated employees for any year), or a material reduction in the level of any other employee benefits for which you are eligible receive below those offered to the PNC’s similarly situated employees;

(c) PNC’s requiring you to be based at any office or location outside of a fifty (50)-mile radius from the office where you were employed on the Grant Date;

(d) any action or inaction that constitutes a material breach by the PNC of any agreement entered into between you and PNC; or

(e) the failure by PNC to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of PNC to assume expressly and agree to perform this Agreement in the same manner and to the same extent that PNC would be required to perform it if no such succession had taken place.

Notwithstanding the foregoing, none of the events described above shall constitute Good Reason unless and until (i) you first notify PNC in writing describing in reasonable detail the condition which constitutes Good Reason within 90 days of its initial occurrence, (ii) PNC fails to cure such condition within 30 days after receipt of such written notice, and (iii) you terminate employment within two years of its initial occurrence.

Your mental or physical incapacity following the occurrence of an event described above in clauses (a) through (e) shall not affect your ability to terminate employment for Good Reason, and your death following delivery of a notice of termination for Good Reason shall not affect your estate’s entitlement to severance payments benefits provided hereunder upon a termination of employment for Good Reason.

“Misconduct” means, as it relates to an Anticipatory Termination or following a Change of Control, (a) your willful and continued failure to substantially perform your duties with PNC (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board or the CEO that specifically identifies the manner in which the Board or the CEO believes that you have not substantially performed your duties; or (b) your willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to PNC or any of its subsidiaries. For purposes of clauses (a) and (b), no act or failure to act, on your part, shall be considered willful unless it is done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interests of PNC. Any act, or failure to act, based upon the instructions or prior approval of the Board, the CEO or your superior or based upon the advice of counsel for PNC, will be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of PNC.

Your cessation of employment will be deemed to be a termination of your employment with PNC for Misconduct only if and when there shall have been delivered to you, as part

v

of the notice of your termination, a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board, at a Board meeting called and held for the purpose of considering such termination, finding on the basis of clear and convincing evidence that, in the good faith opinion of the Board, you are guilty of conduct described in clause (a) or clause (b) above and, in either case, specifying the particulars thereof in detail. Such resolution shall be adopted only after (i) reasonable notice of such Board meeting is provided to you, together with written notice that PNC believes that you are guilty of conduct described in clause (a) or clause (b) above and, in either case, specifying the particulars thereof in detail, and (ii) you are given an opportunity, together with counsel, to be heard before the Board.

“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

“PNC” has one of the following meanings, depending on the context in which it is used: (a) when used specifically to refer to the entity entering into the Agreement with you or to the issuer of the IPUs and the Shares (if Shares are issued under the Award), it means The PNC Financial Services Group, Inc., (b) when used specifically to refer to the entity that employs you or to whom you provide services at any point in time, it means that entity, and (c) when used in any other context, it means The PNC Financial Services Group, Inc. together with the entity that employs you and the consolidated subsidiaries of each of them.

“PNC Designated Person” means (a) the Committee or its delegate if you are (or were when you ceased to be an employee of PNC) either a member of the Corporate Executive Group (or equivalent successor classification) or subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to PNC securities (or both); or (b) the Committee, the CEO, or the Chief Human Resources Officer of PNC, or any other individual or group as may be designated by one of the foregoing to act as PNC Designated Person for purposes of the Agreement.

“Qualifying Termination” has the meaning set forth in Section B of the Agreement.

“Restricted Territory” means (a) if you are employed by (or, if you are not an employee, providing the majority of your services to) PNC in the United States or Canada, as of the Termination Date, the continental United States and Canada, or (b) if you are employed by (or, if you are not an employee, providing the majority of your services to) PNC outside of the United States or Canada, the jurisdiction in which you are employed (or, if you are not an employee, providing the majority of your services in) as of the Termination Date.

“Retirement” means your termination of employment with PNC at any time for any reason (other than termination of employment by reason of your death, by PNC for Cause or by reason of termination of employment in connection with a divestiture of assets or a divestiture of one or more subsidiaries of PNC if the Committee or the CEO or his or her designee so determines prior to such divestiture) on or after the first date on which you have both attained at least age 55 and completed five years of service, where a year of service is determined in the same manner as the determination of a year of vesting service calculated under the provisions of The PNC Financial Services Group, Inc. Pension Plan.

“Termination Date” means the last day of your employment with PNC. If you are employed by a Consolidated Subsidiary that ceases to be a subsidiary of PNC or ceases to be a consolidated subsidiary of PNC under U.S. generally accepted accounting principles and you do not continue to be employed by or otherwise have a Service Relationship with PNC or a Consolidated Subsidiary, then for purposes of the Agreement, your employment with PNC terminates effective at the time this occurs.

THE PNC FINANCIAL SERVICES GROUP, INC.

2006 INCENTIVE AWARD PLAN

CASH-PAYABLE INCENTIVE PERFORMANCE UNITS

AWARD AGREEMENT

APPENDIX C

PERFORMANCE-BASED VESTING CONDITIONS

The following table sets forth the performance-based vesting conditions of the Award:

1.	Generally

Performance-based vesting and payout of your Award is determined based on the level of satisfaction of a corporate performance metric during each Performance Year, described in more detail in the paragraphs below.

The performance metric is applied to the Award on an annual basis for each calendar year (i.e., calendar year 2016, calendar year 2017 and calendar year 2018) during the Performance Period (each, a “Performance Year”). A Performance Year may refer to a partial calendar year in certain limited circumstances (e.g., in connection with death or a Change of Control) as described in this Appendix C.

•        The performance metric is related to the levels of financial return from investing activities achieved by PNC’s Asset & Liability Unit (“A&L Unit”) relative to a Committee-determined benchmark performance index.

The performance metric generates an annual performance factor for a given Performance Year, which is aggregated and applied to the Award, as set forth in subsequent paragraphs, to calculate the maximum number of IPUs eligible to vest under the Award.

•     “Payout Share Units” refers to the performance-adjusted number of IPUs that are eligible to vest.

•     The amount of Payout Share Units authorized by the Committee to be paid out to you in accordance with this Agreement is the “Final Award.”

2.	A&L Unit-Related Corporate Performance Factor

The Award is subject to a corporate performance factor that relates to annual levels of financial return from investing activities achieved by the A&L Unit relative to the applicable “Benchmark Performance Index” where such index, with respect to a given Performance Year (whether the Performance Year consists of a full calendar year or a shorter partial-year period, as required), is the benchmark performance index that PNC uses internally to evaluate the measured A&L Unit performance, as in effect as of March 30 of that Performance Year (or as of the last business day that occurs prior to March 30 if March 30 does not fall on a business day).

(a) Measured A&L Unit Performance. The A&L Unit performance as measured for a given Performance Year with respect to the performance metric will be expressed as the number of basis points by which the level of financial return from investing activities achieved by the A&L Unit for the applicable Performance Year exceeds or falls short of the Benchmark Performance Index applicable to that same period, with zero basis points indicating performance at the benchmark index level.

(b) Calculating the Annual Performance Factor.

•     The Committee establishes the applicable A&L Unit-Related Corporate Performance Schedule for the Award, which is set forth in Exhibit 1 to this Appendix C.

•     Once the measured A&L Unit performance for a given Performance Year has been calculated and expressed in basis points, the schedule on Exhibit 1 is used to generate an Annual Performance Factor for the Performance Year.

•     The applicable payout percentage in the schedule on Exhibit 1 is determined using interpolation for performance between the points indicated on that schedule, and rounded to the nearest one-hundredth. This is the “Annual Performance Factor.”

•     The Annual Performance Factor will range from 0.00% - 200.00%.

3.	Negative Discretion	The Committee may exercise negative discretion with respect to the Award, including reducing the Annual Performance Factor, and may determine, in light of PNC or individual performance or other factors as the Committee may deem appropriate, that notwithstanding the levels of corporate performance achieved by PNC, the Committee will not award you the full maximum Payout Share Units eligible for authorization.

•     The Committee may use its negative discretion to reduce the size of the Final Award or to cancel the full applicable potential award amount.

•     When deciding whether and to the extent to which to exercise its negative discretion, the Committee is expected to take into account factors such as absolute A&L Unit financial performance, absolute trading results, cumulative performance relative to the benchmark, adherence to risk parameters, and your contributions to the success of other PNC businesses.

•     The Committee will have no discretion to reduce the maximum Payout Share Units following a Change of Control or during a Change of Control Coverage Period.

•     In the event (a) your termination of employment with PNC is an Anticipatory Termination, (b) a Change of Control is pending, and (c) the Committee-determined Final Award Date occurs prior to the Change of Control, the Committee will have no discretion to reduce your calculated maximum Payout Share Units under these circumstances.

4.	Committee Certification of Annual Performance; Prospective Adjustments; Committee Discretion

The process of certification of the level of PNC’s performance by the Committee with respect to the Performance Period will generally occur in late January or early February after the applicable year end date.

The Committee may make prospective adjustments to the Award to the extent such adjustments would not cause the loss of a deduction under Section 162(m) of the Internal Revenue Code. All determinations made by the Committee or otherwise by PNC hereunder shall be made in its sole discretion and shall be final, binding and conclusive for all purposes on all parties.

5.	Calculation of Payout Share Units and Determination of Final Award

(a) Determination of the Overall Performance Factor. After certification of performance results by the Committee, the “Overall Performance Factor” for the Award is generated by taking the average of the Annual Performance Factor for the three Performance Years (subject to the provisions of paragraph 6 below in the event of your death or a Change of Control), reflected as a percentage and rounded to the nearest one-hundredth.

(b) Calculation of Payout Share Units. The number of Payout Share Units is calculated by applying the Overall Performance Factor as a percentage to the initial outstanding IPUs, rounded down to the nearest whole share unit.

(c) Final Award Determination.

•     The Committee will certify the level of performance, calculate the Payout Share Units and determine the Final Award as soon as practicable following the last day of the applicable Performance Period. In the event of your death prior to a Change of Control, such determination will occur as soon as practicable following the calendar year that includes your date of death (if earlier).

•     In the event of a Change of Control, the amount of Payout Share Units will be calculated (as of the date of the Change of Control) and determination of the Final Award will be made as soon as practicable after the Change of Control.

•     The Final Award may not exceed the maximum Payout Share Units determined as described in subparagraphs (a) and (b) above.

•     The Committee may exercise negative discretion to reduce the size of a Final Award as provided in paragraph 3.

•     The Final Award will become vested and payable as of the Final Award Date (defined in Appendix B of the Agreement).

6.	Determination of Performance Factors Upon Death or a Change of Control

Death

Notwithstanding anything to the contrary in this Agreement, if your employment with PNC ceases by reason of your death (or if you die after a termination of employment with PNC due to Disability or Retirement or following an Anticipatory Termination), but prior to a Final Award Date, then all performance-based vesting requirements will be met as of the Final Award Date, and such portion will payable based on (a) the average of the actual Annual Performance Factor calculated for the completed Performance Years (if any) and the Performance Year that includes the date of death, and (b) a 100% Annual Performance Factor for any remaining Performance Years following the calendar year of death. This amount is not pro-rated, but in general, remains subject to the Committee’s exercise of negative discretion.

If a Change of Control occurs after your death and in the same calendar year of your death (but prior to the time the Committee makes a Final Award determination), the Final Award will be calculated as described below under “Change of Control” as though you remained continuously employed with PNC as of the Change of Control.

Change of Control

Calculation of Potential Payout Share Units—

Upon a Change of Control, with respect to any outstanding portion of the Award as of the Change of Control, the total number of Payout Share Units is calculated in two parts, the “Pre-COC Tranche” and the “Post-COC Tranche”.

(a) Determination of Pre-COC Tranche:

•        A “Pre-Change of Control Performance Factor” is calculated based on the weighted average of:

(1)    the higher of (x) 100% and (y) the actual Annual Performance Factor for any full Performance Years completed prior to the Change of Control, and

(2)    for the year in which the Change of Control occurs (provided such year contains at least one full quarter as of the Change of Control), the higher of (x) 100% and (y) the actual Annual Performance Factor for the full quarters completed prior to and including the Change of Control date. If the Change of Control occurs prior to the end of the first quarter of the Performance Year, no Annual Performance Factor will be calculated for that Performance Year for purposes of calculating the Pre-Change of Control Performance Factor.

(3)    In generating the weighted average, the Annual Performance Factors in the numerator will be weighted based on the number of full quarters represented by that Performance Year, with the denominator being 12.

•        The Pre-Change of Control Performance Factor is applied to the portion of the Award determined by multiplying the number of outstanding IPUs under the Award by the number of full calendar quarters of the Performance Period completed prior to the Change of Control and dividing by 12.

•     The result is the number of IPUs constituting the Pre-COC Tranche.

•     All remaining outstanding IPUs constitute the Post-COC Tranche, subject to subparagraph (b) below.

(b) Determination of Post-COC Tranche. The number of IPUs constituting the Post-COC Tranche is adjusted based on the Post-Change of Control Performance Factor, which is 100%.

(c) Determination of Payout Share Units following a Change of Control. The calculated maximum Payout Share Units are determined by adding together the number of IPUs in the Pre-COC Tranche and the number of IPUs in the Post-COC Tranche upon application of the applicable Annual Performance Factors. The amount of Payout Share Units is rounded down to the nearest whole share unit. The Committee does not have discretion to increase or decrease this calculated potential award amount.

7.	Definition of Change of Control Coverage Period	“Change of Control Coverage Period” means a period commencing on the occurrence of a Change of Control Triggering Event (defined below) and ending upon the earlier to occur of (a) the date of a Change of Control Failure (defined below) and (b) the date of a Change of

Control. After the termination of any Change of Control Coverage Period, another Change of Control Coverage Period will commence upon the occurrence of another Change of Control Triggering Event.

For purposes of this definition:

•     a “Change of Control Triggering Event” means the occurrence of either of the following: (i) the Board or PNC’s shareholders approve a Business Combination, other than an Excluded Combination (as defined in the definition of Change of Control in Appendix B), or (ii) the commencement of a proxy contest in which any Person seeks to replace or remove a majority of the members of the Board

•     a “Change of Control Failure” means: (x) with respect to a Change of Control Triggering Event, PNC’s shareholders vote against the transaction approved by the Board or the agreement to consummate the transaction is terminated; or (y) with respect to a Change of Control Triggering Event described in clause (ii) of the definition above, the proxy contest fails to replace or remove a majority of the members of the Board.

EXHIBIT 1: A&L UNIT-RELATED CORPORATE PERFORMANCE METRIC SCHEDULE

The table used for the A&L Unit-Related Corporate Performance Metric Schedule, as established by the Committee at the time it authorized this Award, is as follows.

A&L Unit-Related Corporate Performance Measure
Covered Performance Year Measured A&L Unit Performance Relative to Benchmark Performance Index for the Same Period (in basis points)		Annual Performance Factor (Payout Percentage) *
Maximum	+40 basis points or higher	200.00%

	+20 basis points	150.00%

	0 basis points (at benchmark) to -25 basis points	100.00%

	-35 basis points	40.00%

Minimum	-40 basis points or below	0.00%

*  Consistent with the design of this compensation program, this schedule interpolates results for performance between the points indicated on this table. Where interpolation is impracticable or would not produce a meaningful result, the unadjusted percentage will be used.

i

IN WITNESS WHEREOF, PNC has caused this Agreement to be signed on its behalf as of the Grant Date.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:

Officer

ATTEST:

By:

Corporate Secretary

ACCEPTED AND AGREED TO by GRANTEE

Grantee